Exhibit 21.1
List of Subsidiaries of Ambac Financial Group, Inc.
The following is a list of significant and other subsidiaries of Ambac Financial Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

Name	State of Incorporation
Ambac Assurance Corporation	(Wisconsin)
Ambac Assurance UK Limited	(United Kingdom Insurance Company)
Ambac Capital Corporation	(Delaware)
Ambac Capital Funding, Inc.	(Delaware)
Ambac Credit Products, LLC	(Delaware)
Ambac Investments, Inc.	(Delaware)
Ambac Financial Services, LLC	(Delaware)
Archer Holdings Portfolio I, LLC	(Delaware)
Aztec Holdings Portfolio I, LLC	(Delaware)
Everspan Financial Guarantee Corp.	(Wisconsin)
Connie Lee Holdings, Inc.	(Delaware)
Ortley Investments LLC	(Delaware)
Orient Bay, LLC	(Delaware)
AE Global Holdings, LLC	(Delaware)
AE Global Asset Funding, LLC	(Delaware)
AE Global Investments, LLC	(Delaware)
Ambac Japan Co., Ltd	(Japan)
Ambac Conduit Funding LLC	(Delaware)
Ambac Credit Products Limited	(United Kingdom)
Juneau Investments LLC	(Delaware)
Phoenix Holdings Fund LLC	(Delaware)